Exhibit 23.3

Consent of Independent Auditors

To the Board of Directors

Jovian Energy, Inc.

We consent to the use of our Independent Auditors' Report dated October 21, 2002 covering  the historical  summaries  of gross  revenues and direct operating  expenses of The Omimex Properties for each of the two years in the  period  ended  December  31, 2001 to be included in a Form SB-2 registration statement to be filed with the Commission on approximately November 12, 2002.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

 /s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

Santa Monica, California

November 12, 2002